Exhibit 19.1

PAVMED INC.

INSIDER TRADING POLICY

(Amended as of October 27, 2022)

The Board of Directors of PAVmed Inc. (“Company”) has adopted this Insider Trading Policy (this “Policy”) for directors, officers, employees and consultants of the Company and its subsidiaries with respect to the trading of the Company’s securities, as well as the securities of publicly-traded companies with whom the Company and/or its subsidiaries have a business relationship.

Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel. It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe.

This Policy is designed to prevent insider trading or allegations of insider trading, and to protect the Company’s reputation for integrity and ethical conduct. It is your obligation to understand and comply with this Policy.

Scope of Policy

Persons Covered. As a director, officer, employee or consultant of the Company or its subsidiaries, this Policy applies to you. The same restrictions that apply to you also apply to (i) your family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in the securities covered by this Policy), and (ii) any entities that you influence or control, including any corporations, partnerships or trusts (collectively, “Related Persons”). Each director, officer, employee, and designated consultant of the Company and its subsidiaries, together with such person’s Related Persons, is sometimes referred to in this Policy as a “Covered Person.” Each director, the Chief Executive Officer, the Chief Financial Officer, each member of the Company’s Senior Leadership Team, each area sales director or manager, each employee in the Company’s finance or investor relations department, and each other officer, employee or consultant of the Company or its subsidiaries that the Company may so designate in writing from time to time, together with such person’s Related Persons, is sometimes referred to in this Policy as a “Company Insider.”

Companies Covered. The prohibition on insider trading in this Policy is not limited to trading in the Company’s securities. It includes trading in the securities of other firms about which a Covered Person obtained material nonpublic information in the course of his or her involvement with the Company (“Other Firms”), such as customers or suppliers of the Company and those with which the Company may be negotiating major transactions, such as an acquisition, investment or sale. Information that is not material to the Company may nevertheless be material to one of those Other Firms.

Transactions Covered. This Policy applies to all transactions in the Company’s and Other Firms’ securities, except as otherwise set forth herein, including purchases and sales of stock, options and any other securities that the Company or Other Firms may issue, including warrants, notes, bonds, debentures or preferred stock, as well as any derivative securities relating to the Company’s or Other Firms’ securities, such as put and call options or swaps, whether or not issued by the Company or Other Firms.

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Transactions Not Covered. This Policy’s trading restrictions generally do not apply to the following transactions, except as specifically noted:

(1)	Stock Option Exercises. This Policy does not apply to the exercise of stock options for cash or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of the underlying stock or to a cashless exercise of the stock option, as this entails selling a portion of the underlying stock to cover the costs of exercise or otherwise valuing the options based on current market prices.

(2)	Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

(3)	Employee Stock Purchase Plan. This Policy does not apply to the purchase of the Company’s securities through periodic, automatic payroll contributions to the Company’s Employee Stock Purchase Plan (the “ESPP”). However, sales of any Company securities acquired under the ESPP (other than pursuant to a 10b5-1 trading plan as described below) are subject to the trading restrictions under this Policy.

(4)	Transactions Not Involving a Purchase or Sale of Company Securities. Bona fide gifts of securities are not transactions subject to this Policy.

Additional Restrictions and Guidance on Certain Transactions. The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the applicable Covered Persons engage in the following types of transactions:

(1)	Short-Term Trading. Short-term trading of the Company’s securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director, officer or other employee of the Company who purchases the Company’s securities in the open market may not sell any of the Company’s securities of the same class during the six months following the purchase (or vice versa).

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(2)	Short Sales. Short sales of the Company’s securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of the Company’s securities by any Covered Person are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.
(3)	Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a person is trading based on material nonpublic information and focus such a person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions of Company securities by any Covered Person in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.
(4)	Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a Covered Person to continue to own the Company’s securities obtained through employee benefit plans or otherwise but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company’s other stockholders. Therefore, Covered Persons are prohibited from engaging in any such transactions.
(5)	Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in the Company’s securities, Covered Persons are prohibited from holding the Company’s securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan.

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Policy Statement

No Trading on Material Nonpublic Information; No Tipping. You and your Related Persons may not trade in the Company’s or any Other Firm’s securities while in possession of material information about the Company or such Other Firm which is not publicly available. This restriction on trading does not apply to transactions made under a trading plan (described below) that has been adopted pursuant to Rule 10b5-1(c) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that has been approved in writing by the Chief Executive Officer and General Counsel of the Company (an “approved Rule 10b5-1 trading plan”).

You and your Related Persons may not pass on material nonpublic information to others or recommend to anyone the purchase or sale of any securities of the Company or Other Firms when you are aware of such information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you personally did not trade or gain any benefit from another’s trading.

You have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in the Company’s securities while in possession of material nonpublic information. You are responsible for making sure that you comply with this Policy, and that your Related Persons also comply with this Policy. In all cases, the responsibility for determining whether you are in possession of material nonpublic information rests with you, and any action on the part of the Company, the Chief Executive Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate you from liability under applicable securities laws.

Trading Restricted to “Window” Periods for Company Insiders. To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading while in possession of material nonpublic information by individuals who are most likely to be in possession of material nonpublic information, if you are a Company Insider, unless you have entered into an approved Rule 10b5-1 trading plan, as described below, you will be prohibited from buying and selling Company securities at all times, except during specified “window” periods (and then, subject to your compliance with the pre-clearance procedures described in the next paragraph). A window period begins on the day after the second (2nd) trading day after the date of public release by the Company of any financial or other material information and ends fifteen (15) calendar days prior to the end of the then current quarter. If applicable to you, you will be notified of the commencement and duration of window periods, as well as if any window period closes prematurely. Even within the designated window periods, trading will be permitted only if no development of major importance remains unannounced.

Pre-clearance Procedures for Covered Persons. Covered Persons may not engage in any transaction involving the Company’s securities, including entry into an approved Rule 10b5-1 trading plan, without first obtaining pre-clearance of the transaction in writing (including via electronic transmission) from the Company’s Chief Executive Officer or General Counsel. A request for pre-clearance should be submitted in writing (including via electronic transmission) to the head of the Company’s Human Resources department at least five (5) business days in advance of the proposed transaction(s).

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No Violation of Securities Laws. No Covered Person may offer or sell the Company’s securities in violation of the registration requirements of the federal or any applicable state securities laws. The Company’s General Counsel must be consulted prior to any contemplated sale of the Company’s securities under an exemption from registration, such as SEC Rule 144, which may involve complex legal issues and impose reporting requirements on certain senior corporate officers and directors.

Future Evaluation of Transactions. If securities transactions ever become the subject of scrutiny, they are likely to be viewed with the benefit of hindsight. As a result, before determining to engage in any transaction, a Covered Person should carefully consider how his, her or its transaction might be viewed in the future. Any questions or uncertainties regarding this Policy should be directed to the Company’s Chief Executive Officer or General Counsel.

Exception for Approved 10b5-1 Trading Plans

Trades in the Company’s securities that are executed pursuant to an approved Rule 10b5-1 trading plan, including any such trading plan adopted in connection with the ESPP or any “donor advised fund”, are not subject to the prohibition on trading on the basis of material nonpublic information contained in this Policy or to the restrictions set forth above relating to window periods and pre-clearance procedures.

SEC Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. In general, a Rule 10b5-1 trading plan must be entered into when the person is not aware of material nonpublic information. Once the plan is adopted, a person must not exercise any influence over the number or dollar amount of securities to be traded, the price at which they are to be traded, the date of the trade, or the form of the transaction. The plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party.

The Company requires that all Rule 10b5-1 trading plans be approved in writing in advance by the Company’s Chief Executive Officer and General Counsel. Rule 10b5-1 trading plans generally may only be adopted during a window period and may only be adopted during a time that the person adopting the plan is not aware of any material nonpublic information.

Definition of Material Nonpublic Information

Material nonpublic information includes information that is not available to the public at large which could affect the market price of the security and to which a reasonable investor would attach importance in deciding whether to buy, sell or retain the security. You should assume that information is material if a reasonable investor might consider it important in deciding whether to buy or sell securities, even if the information by itself would not determine an investor’s decision. When in doubt about whether particular information is material, you should presume that it is.

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Information is considered available to the public only after it has been released to the public through appropriate channels (e.g., by means of a filing with the SEC or a press release or another method designed to reach investors generally) and enough time has elapsed to permit the securities market to absorb and evaluate the information - you should assume a full two (2) trading days after release.

Whether information is material is always a question of fact. Common examples of information that frequently will be regarded as material are:

●	news of a significant pending transaction such as a proposed merger, acquisition, major sales or other commercial agreement, tender offer, sale of assets or disposition of a subsidiary;

●	product/product candidate licensing and/or partnering arrangements;

●	material developments relating to regulatory matters, including any determinations made by the FDA with respect to Company products;

●	significant developments concerning clinical trials and the status thereof;

●	unannounced or unexpected results of operations or financial projections;

●	issues relating to the Company’s accounting methods;

●	changes to previously announced earnings guidance or the decision to suspend earnings guidance;

●	major events regarding the Company’s securities, including changes in dividend policies, the declaration of a stock split or the offering of additional securities or other major financing transactions;

●	the establishment of a purchase program for the Company’s securities;

●	changes in directors or senior management;

●	changes in the Company’s auditors or a notification that the auditor’s report may no longer be replied upon;

●	significant related party transactions;

●	introductions of new products, processes or services;

●	impending bankruptcy or financial liquidity problems;

●	pending or threatened significant litigation or the resolution of such litigation;

●	cybersecurity risks and incidents, including vulnerabilities and breaches; or

●	the gain or loss of major contracts, orders, suppliers, customers or finance sources.

Of course, there are numerous other examples of material information and the determination will necessarily depend on the circumstances existing at the time.

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Post-Termination Transactions

This Policy continues to apply to your transactions and those of your Related Persons in the Company’s and Other Firms’ securities even after you have terminated employment or the rendering of services to the Company or a subsidiary. If you are aware of material nonpublic information when your employment or service relationship terminates, you and your Related Persons may not trade in Company securities until that information has become public or is no longer considered to be material.

Unauthorized Disclosure

Maintaining the confidentiality of information of the Company is essential for competitive, security and other business reasons, as well as to comply with securities laws. You should treat all information you hear about the Company or its business plans in connection with your employment as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation.

The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the Company and its management. Accordingly, it is important that response to inquiries about the Company by the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals.

Exceptions

The terms of the Company’s insider trading policy described above shall be strictly adhered to. Exceptions to this policy may be made only under certain limited circumstances, and only with the prior written approval of the Company’s Chief Executive Officer and General Counsel.

Section 16 Insiders

In addition to the general prohibition on insider trading, directors and “executive officers” of a public company, as well as persons owning 10% or more of the stock of the Company, also are subject to the reporting and profit recapture provisions of Section 16 of the Exchange Act, which impose special filing requirements and potential sanctions (including loss of profits) on these persons for certain trades, regardless of whether they actually traded on inside information. In general, “executive officers” are the senior corporate officers of a public company. Unless you have been notified by the Company that you fall into the category of an executive officer, you should assume that you are not. You may fall into that category in the future, in which case you will be notified by the Company and advised of your legal obligations. Directors are always subject to the provisions of Section 16.

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Sales of Unregistered Securities

Federal law provides that securities can be sold only if they have been registered with the SEC or an exemption from the registration requirements is available. Generally, any Company securities purchased in open-market transactions can be freely resold (subject, of course, to the restrictions on insider trading described in this policy and, for executive officers and directors, compliance with the reporting and other requirements of Rule 144 and Section 16, which are not eliminated by the adoption of a Plan). Shares received upon exercise of stock options may or may not be freely sold at the time of the exercise (they may be registered and freely sold but that is not always the case). If the stock underlying your options is not registered with the SEC, you may be permitted to resell it under SEC Rule 144; however, Rule 144 requires that a number of pre-conditions to sale be met, including that the shares be held for certain periods of time after they are purchased, certain volume restrictions, simultaneous reporting on Form 144 and limitations on the manner of sale. In addition, all resales of option shares by “affiliates” of the Company (as defined in Rule 144 to include any director, executive officer or 10% stockholder) – even shares that have been registered with the SEC on a Form S-8 – will be subject to certain of the Rule 144 conditions (but not the holding period). The rules on sales of unregistered stock under Rule 144 are rather complex and you are urged to contact the Company’s General Counsel if you have any question regarding your ability to sell Company stock.

Violations of Law and Policy

Violation of federal laws against insider trading and selling unregistered securities is a crime and may subject the violator to severe criminal and civil penalties, including imprisonment and substantial fines. In addition, violation of those laws and the Company’s policy described above is grounds for immediate termination of employment or service. The Company will cooperate with the appropriate government authorities in any investigation of insider trading by the Covered Persons or others.

Inquiries

Your compliance with this policy is of the utmost importance both for you and for the Company. If you have any questions about this policy or any particular trading activity which you would like to engage in, you should contact the Company’s General Counsel. Do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex, not always intuitive, and carry severe consequences.

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